AMENDED AND RESTATED SCHEDULE A

TO THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF

TRUST OF FLEXSHARES TRUST, DATED JUNE 28, 2011

Series

FlexShares® Morningstar US Market Factor Tilt Index Fund

FlexShares® Morningstar Developed ex-US Markets Factor Tilt Index Fund

FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund

FlexShares® Morningstar Global Upstream Natural Resources Index Fund

FlexShares® iBoxx 3-Year Target Duration TIPS Index Fund

FlexShares® iBoxx 5-Year Target Duration TIPS Index Fund

FlexShares® iBoxx 7-Year Target Duration TIPS Index Fund

FlexShares® Ready Access Variable Income Fund

FlexShares® Quality Dividend Index Fund

FlexShares® Quality Dividend Dynamic Index Fund

FlexShares® Quality Dividend Defensive Index Fund

FlexShares® International Quality Dividend Index Fund

FlexShares® International Quality Dividend Dynamic Index Fund

FlexShares® International Quality Dividend Defensive Index Fund

Amended as of June 21, 2012.